UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Novoste Corporation

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Novoste Corporation

3890 Steve Reynolds Boulevard

Norcross, Georgia 30093

(770) 717-0904

Supplement to Proxy Statement

For

2003 Annual Meeting of Shareholders

To Be Held On June 10, 2003

May 20, 2003

This Supplement to Proxy Statement supplements the information set forth in the Proxy Statement of Novoste Corporation dated April 18, 2003 (the “Proxy Statement”). The Proxy Statement was previously sent to Novoste shareholders on or about April 29, 2003, in connection with the solicitation of proxies by the Board of Directors of Novoste for use at the Annual Meeting of Shareholders to be held on June 10, 2003. This Supplement was first mailed to Novoste shareholders on or about May 23, 2003, and should be read in conjunction with the Proxy Statement. Capitalized terms used in this Supplement and not otherwise defined herein have the meaning given such terms in the Proxy Statement.

This Supplement replaces in its entirety the section of the Proxy Statement entitled “Executive Termination Agreements” with the section with the same title set forth below. On May 14, 2003, the Board of Directors of Novoste authorized Novoste to enter into amended and restated termination agreements with its executive officers (including the Named Executive Officers). The Board determined, among other things, that the terms of the existing termination agreements with its executive officers (including the Named Executive Officers) were not competitive with those of other public companies. In reaching this conclusion, the Board retained and received the advice of a leading employee benefits consulting firm. The form of the amended and restated termination agreements was filed as an exhibit to Novoste’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission on May 20, 2003.

Executive Termination Agreements

In May 2003, Novoste entered into amended and restated termination agreements (the “Agreements”) with its executive officers (including the Named Executive Officers), which provide for benefits in the event of a termination of an executive officer after a change in control of Novoste. The Agreements have an initial term from the date of execution of the Agreements through December 31, 2003. After the initial term, the Agreements are automatically extended each January 1 thereafter for one-year terms, unless notice not to extend the Agreement is given not later than 12 months prior to such January 1. If a “change in control” occurs during the term, the Agreement extends for 24 months even if such notice not to extend is given. Each executive officer who has entered into an Agreement has agreed that following the termination of employment, if any, of such executive officer, he or she will be subject to a one-year non-compete and non-solicitation agreement with Novoste.

Upon a “change in control” of Novoste and the subsequent termination of an executive officer without “cause” or for “good reason,” the executive officer will receive benefits including, but not limited to, the following: a severance payment equal to three times (or, in the case of executive officers who have served for two or less full years as an executive officer of Novoste, two times) his or her annual salary and bonus, as calculated pursuant to the terms of the Agreement; a pro-rata portion of his or her target bonus for the year in which the change in control occurs; total health care benefits for 18 months; the use of office space or outplacement services for six months; and reimbursement of specified legal fees and expenses. In the event that any payments made by Novoste to an executive officer in connection with the change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Novoste is obligated to make whole the executive officer with respect to such excise tax. The quoted terms in this paragraph are defined in the form of the Agreement which Novoste filed with the SEC on Form 8-K on May 20, 2003.

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Any person giving a proxy pursuant to Novoste’s solicitation has the power to revoke or change such proxy at any time before it is exercised. A proxy may be revoked or changed by filing with the Secretary of Novoste at Novoste’s principal executive offices, 3890 Steve Reynolds Boulevard, Norcross, Georgia 30093 (facsimile: 770-717-0673), a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you would like to receive another Proxy Statement or if you are a shareholder of record as of the Record Date and would like to receive another proxy card, please contact the Secretary of Novoste at the address listed above.